Exhibit 99.1

Contacts:
Lawrence D. Firestone	Annie Leschin/Brooke Deterline
Advanced Energy Industries, Inc.	Advanced Energy Industries, Inc.
970.407.6570	970.407.6555
lawrence.firestone@aei.com	ir@aei.com
Advanced Energy Lowers Guidance for
Third Quarter 2007 Revenue
FORT COLLINS, Colo., August 30, 2007 — Advanced Energy Industries, Inc. (Nasdaq GM: AEIS) today lowered its expected third quarter revenue guidance. The company expects third quarter revenue to be in the range of $88 million to $92 million versus its previous guidance of $95 million to $100 million, due to further weakness in the semiconductor market.
“Orders in the semiconductor equipment market have declined further than anticipated from our previous guidance, causing us to lower our revenue guidance for the third quarter of 2007,” said Dr. Hans Betz, president and chief executive officer of Advanced Energy. “However, orders in the other markets that we serve are in the ranges previously anticipated. Additionally, we have been pleased with the positive response from the solar market regarding the newly introduced Solaron™ Inverter for the Solar Energy market.”
Management will host a conference call today, Thursday, August 30, 2007 at 4:15 p.m. eastern time to discuss Advanced Energy’s updated outlook. You may access this conference call by dialing (888) 713-4717 and utilizing the passcode of #15360797. For a replay of this teleconference, please call (800) 642-1687 or (706) 645-9291, utilizing the same passcode. The telephonic replay will be available until 12 a.m. eastern time on August 31, 2007. There will also be a webcast available on the Investor Relations webpage at http://ir.advanced-energy.com.
This release contains forward-looking statements subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, the volatility and cyclicality of the industries we serve and the timing of orders received from our customers. These and other risks are described in the company’s Forms 10-K and 10-Q and other reports filed with the SEC. The company assumes no obligation to update the information provided in this press release or in its conference call scheduled today, including the revised third quarter guidance.
About Advanced Energy®
Advanced Energy® develops innovative power and control technologies that enable high-growth, plasma thin-film manufacturing processes worldwide, including semiconductors, flat panel displays, data storage products, solar cells, architectural glass, and other advanced product applications. Advanced Energy® also develops grid connect inverters for the solar energy market.
AE is a publicly held company traded on Nasdaq Global Market under the symbol AEIS. For more information, go to http://www.advanced-energy.com

Source: Advanced Energy Industries, Inc.